Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 24, 2021, relating to the financial statements of Spinning Eagle Acquisition Corp., which is contained in that Prospectus. We also consent to the references to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 24, 2021